EXHIBIT 99.1


DETROIT - General Motors Corp. (NYSE: GM) today reported a 2005 calendar-year loss, excluding special items, of $3.4 billion, or $5.99 per share, compared with net income of $3.6 billion, or $6.37 per share, in 2004.

Including special items, GM reported a loss of $8.6 billion, or $15.13 per share for 2005, compared to net income of $2.8 billion, or $4.92 per share in the year-ago period. Revenue was $192.6 billion in 2005, compared to $193.5 billion in 2004.

"2005 was one of the most difficult years in GM's history, driven by poor performance in North America," GM Chairman and Chief Executive Officer Rick Wagoner said. "It was a year in which two significant fundamental weaknesses in our North American operations were fully exposed -- our huge legacy cost burden and our inability to adjust structural costs in line with falling revenue. Our results were also dramatically and adversely affected by charges for restructuring and matters associated with Delphi Corp.'s Chapter 11 filing.

"In order to improve financial results in 2006 and 2007, we are moving quickly to implement several important actions that will address these weaknesses in North America. And, we have a good line of sight on the steps we need to take to further reduce structural costs on a global basis that will position GM for long-term success," Wagoner added.

                             Fourth Quarter Results

GM reported a loss of $1.2 billion, or $2.09 per diluted share in the fourth quarter of 2005, excluding special items. These results compare to adjusted earnings of $726 million, or $1.28 per share in the year ago period. Revenue was $51.2 billion compared to $51.4 billion a year ago.

Including special items, GM reported a loss of $4.8 billion, or $8.45 per diluted share in the fourth quarter of 2005, compared to a loss of $99 million, or $0.18 per share in the fourth quarter of 2004.

The reported results for the fourth quarter of 2005 include special items totaling $3.6 billion after tax, or $6.36 per diluted share. These items are primarily attributable to an after-tax restructuring charge of $1.3 billion at GM North America and a preliminary after-tax charge of $2.3 billion associated with the UAW/Delphi benefit guarantee. Additional details on the special items are included below and in the "Highlights" section of the press release.

GM's results for the fourth quarter of 2005 and the calendar year are preliminary and may be revised prior to the filing of GM's 2005 annual report on Form 10-K in mid-March, depending on changes, if any, to the Delphi related accrual and completion of the previously disclosed supplier credits study.

GM financial results described throughout the remainder of this release exclude special items unless otherwise noted (see "Highlights").

                            GM Automotive Operations

GM's automotive operations reported an adjusted loss of $5.3 billion in 2005, compared to adjusted earnings of $1.2 billion in 2004. The decline was principally driven by large losses in North America, partially offset by improved results in Europe and in the Latin America, Africa and Middle East region.

In the fourth quarter of 2005 GM's automotive operations reported an adjusted loss of $1.5 billion compared to adjusted earnings of $268 million in the year-ago period.

GM sold 9.2 million vehicles worldwide in 2005, the second-largest volume in GM's history, on the strength of increased sales in three of GM's four business regions and all-time sales records in our Asia Pacific and Latin America, Africa and Middle East regions. Vehicle sales in the Asia Pacific region were up 20 percent, the Latin America, Africa and Middle East region increased 19 percent, and Europe posted a 1.3 percent gain in one of the most competitive markets in the world. Unit sales were down 3.1 percent in North America in 2005. As a result, GM's share of the global automotive market was 14.2 percent in 2005, down from 14.4 percent in 2004.

GM North America (GMNA) reported an adjusted loss of $5.6 billion in 2005, compared to adjusted earnings of $1.1 billion in 2004, reflecting a weaker sales mix, lower production volumes stemming from a significant reduction in dealer inventories and lower market share, increased material costs including those for product improvements, continuing high health-care costs and increased spending on marketing and advertising.

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

In the fourth quarter of 2005, GMNA reported an adjusted loss of $1.5 billion, compared to adjusted earnings of $449 million in the year-ago period. The loss in the fourth-quarter of 2005 was primarily attributable to lower production of full-sized sport utility vehicles due to the start-up of the all-new next generation vehicles in this category, increased health-care costs, and higher marketing and advertising spending. In addition, there were favorable non-recurring items in the year-ago period.

"GM's top priority is to restore our North American operations to profitability and positive cash flow as quickly as possible," Wagoner said. "In 2005, we laid out a comprehensive and integrated strategy to address the structural issues that impede our competitiveness and profitability, and we are focused on rapidly executing all aspects of the turnaround plan."

In support of growing revenues, GM continued to invest heavily in revitalizing its product portfolio despite recent financial challenges, with global capital spending up about $1 billion in 2005. Ongoing or upcoming product launches include new full-sized sport utility vehicles and pick-up trucks, additional crossover vehicles, and a significantly expanded line-up at Saturn.

In addition, GM has revitalized its marketing strategy in North America by moving to simple, compelling pricing that is expected to result in lower spending on incentives, clearer focus and differentiation of GM's vehicle brands, and enhanced focus on GM's highly competitive new cars and trucks.

"There is a cost for implementing these revenue initiatives, but we know that in addition to addressing our cost situation, we need great cars and trucks and strong brands to improve our revenue and our bottom line," Wagoner said.

GM expects to reduce its North American structural costs by $6 billion on a running-rate basis by the end of 2006, with more than $4 billion of the reduction coming in calendar year 2006, and to reduce its net material costs by $1 billion. Key elements of the structural cost reduction plan include the health-care agreement with the United Auto Workers union, which accounts for about $3 billion of the annual expense savings (excluding the impact of payments to the defined contribution Voluntary Employees' Beneficiary Association Trust); the capacity utilization initiatives and other manufacturing initiatives, which total about $1.5 billion; and additional productivity and cost efficiencies in other areas of the business especially engineering, advertising, and salaried employment levels and benefits.

"The historic agreement we signed with the UAW in October, and the capacity reduction announcements we made in November that give rise to the North American restructuring charge, are important and significant steps on the road to recovery," said Wagoner. "But it's clear that we need to do more, and so we are focused on that with our recently announced objective to reduce global structural costs to 25 percent of automotive revenue by 2010, from the current level of approximately 34 percent."

Wagoner said this structural cost target is designed to create a competitive advantage for GM in an intensely competitive environment of excess industry capacity, increasing regulatory costs, and more product entries.

"We will be very focused in how we accomplish this," Wagoner said. "For example, we need to continue to lower our overall manufacturing costs, reduce our huge legacy cost disadvantage burden, and improve our sourcing footprint - all areas where we have a cost disadvantage today against the global benchmarks. At the same time, while we continue to drive productivity improvement in product development, research and development, and marketing, it's important that we maintain competitive spending levels in these revenue-driving aspects of our business."

In connection with the North American manufacturing capacity actions announced in November, GM recorded an after-tax charge of $1.3 billion in the fourth quarter of 2005 as a special item. This charge includes approximately $800 million associated with the employees at the facilities where GM plans to cease production, and about $500 million for the non-cash write-down of property, plants and equipment.

The employee costs principally represent cash payments that will be made to affected employees during the current labor agreement, which expires in September 2007, attributable to the JOBS bank provisions of that agreement. GM is currently in discussions with the UAW on an accelerated attrition program, and the outcome of these discussions could affect the timing and amount of subsequent charges.

GM Europe (GME) cut its losses nearly in half in 2005 to an adjusted loss of $375 million from an adjusted loss of $742 million in 2004, as continued improvement in both structural and material costs and higher production volumes were partially offset by negative pricing. GME reported an adjusted loss of $159 million in the fourth quarter of 2005, an improvement from the adjusted loss of $345 million reported in the year-ago quarter.

"Our European turnaround plan remains on track and we expect to see more progress in 2006," Wagoner said. "In addition to the continued implementation of our significant cost reduction initiatives, we expect to benefit again this year from the introduction of new products such as the Opel Corsa. And, we'll continue to focus on the rollout of our multi-brand strategy in Europe, and particularly efforts to expand the Chevrolet brand."

GM Asia Pacific (GMAP) reported adjusted earnings of $524 million in 2005, compared to $729 million in 2004, reflecting unfavorable volume and shifting sales mix at GM's Holden unit, and higher costs associated with GM's growth initiatives in China. For the fourth quarter of 2005, GMAP reported adjusted earnings of $112 million, down from $117 million in the fourth quarter of 2004.

"The fastest growing automotive region on the globe, Asia Pacific, continues to be a positive story for GM. We achieved a number of important milestones in 2005," Wagoner said. "For the first time in our history, we sold more than 1 million vehicles in Asia Pacific, increasing our market share there to 5.8 percent. And importantly, in China, now the second-largest market behind the United States, GM became the leading foreign brand."

GM Latin America/Africa/Middle East (GMLAAM) reported adjusted earnings of $124 million in 2005, up from $85 million in 2004. For the fourth quarter of 2005 GMLAAM reported adjusted earnings of $20 million, compared to $47 million in the year-ago quarter, primarily driven by unfavorable foreign exchange rates in Brazil.

"GM continues to set sales and market share records in the Latin America/Africa/Middle East region," Wagoner said. "In 2005, GM sold a record 881,000 vehicles in the region, marking our eighth consecutive year of sales and market share leadership. Our focus for 2006 is to continue to leverage our position in South Africa, accelerate our turnaround program in Brazil and build on our strong performance in the Middle East and other Andean regions."

                                      GMAC

General Motors Acceptance Corporation (GMAC) earned $2.8 billion in 2005, down from record earnings of $2.9 billion in 2004. In the fourth quarter of 2005, GMAC earned $614 million, compared to $683 million in the year-ago period.

"GMAC continued to post strong earnings in 2005 despite some very difficult challenges," Wagoner said. "And, despite the significant impact of lower credit ratings, GMAC continued to maintain strong liquidity."

GMAC had cash reserve balances at Dec. 31, 2005 of approximately $20 billion, including $15.8 billion in cash and cash equivalents and $4.2 billion in marketable securities. In 2005, GMAC paid a dividend to GM of $2.5 billion, including $1 billion in the fourth quarter of 2005.

GMAC's financing operations reported earnings of $1.1 billion in 2005, down from $1.5 billion in 2004. The decrease is primarily due to lower net interest margins as a result of increased borrowing costs. The decline in net interest margins was somewhat mitigated by lower consumer credit provisions, primarily as a result of lower asset levels, and the impact of improved used vehicle prices on terminating leases.

Mortgage operations earned a record $1.4 billion, up from $1.1 billion in 2004, reflecting increases in both the residential and commercial mortgage operations. GMAC's residential mortgage businesses benefited from increased loan production, favorable credit experience, improved mortgage servicing results and gains on sales of mortgages. GMAC Commercial Mortgage also experienced an increase in earnings as compared to the prior year largely due to record loan origination volume, higher gains on sales of loans and increases in fee and investment income.

GMAC's insurance operations generated record net income of $417 million in 2005, up from $329 million in 2004. The increase reflects a combination of strong results achieved through increased premium revenue, higher capital gains and improved investment portfolio performance.

                               Cash and Liquidity

Cash, marketable securities, and readily-available assets of the Voluntary Employees' Beneficiary Association (VEBA) Trust totaled $20.5 billion at Dec. 31, 2005, up from $19.2 billion on Sept. 30, 2005. This excludes GMAC's cash reserve balances of approximately $20 billion at Dec. 31, 2005. GM withdrew approximately $1.2 billion from the VEBA Trust in the fourth quarter of 2005.

In October of 2005, GM estimated that its contingent exposure relating to the benefit guarantees for certain former GM U.S. hourly employees who transferred to Delphi, ranged from zero to $12 billion. GM now believes that the range is between $3.6 billion and $12 billion with amounts closer to the low-end of the revised range considered the company's best estimate assuming an agreement is reached between GM, Delphi and its unions.

As a result, GM established a reserve of $3.6 billion ($2.3 billion after tax) and this is included as a non-cash charge in the fourth quarter of 2005. The amount of this charge may change between now and when GM files its Form 10-K with the SEC, depending on the status of discussions between GM, Delphi and its unions and other factors. GM is currently unable to estimate the amount of additional charges, if any, that may arise from Delphi's Chapter 11 filing. A consensual agreement to resolve the Delphi matter may cause GM to incur additional costs in exchange for benefits that would accrue to GM over time.

                           Forward-looking Statements

In this press release and in related comments by General Motors' and General Motors Acceptance Corporation's management, the use of the words "expect," "anticipate," "estimate," "forecast," "initiative," "objective," "plan," "goal," "project," "outlook," "priorities," "target," "intend," "evaluate," "pursue," "seek," "may," "would," "could," "should," "believe," "potential," "continue," "designed," "impact," or the negative of any of those words or similar expressions is intended to identify forward-looking statements. All statements in this press release and in related comments, other than statements of historical fact, including without limitation, statements about future events and financial performance, are forward-looking statements that involve certain risks and uncertainties.

While these statements represent our current judgment on what the future may hold, and we believe these judgments are reasonable, these statements are not guarantees of any events or financial results, and GM's actual results may differ materially due to numerous important factors that are described in GM's most recent report on SEC Form 10-K, which may be revised or supplemented in subsequent reports on SEC Forms 10-Q and 8-K. Such factors include, among others, the following: the ability of GM to realize production efficiencies, to achieve reductions in costs as a result of the turnaround restructuring and health care cost reductions and to implement capital expenditures at levels and times planned by management; the pace of product introductions; market acceptance of the corporation's new products; significant changes in the competitive environment and the effect of competition in the corporation's markets, including on the corporation's pricing policies; our ability to maintain adequate financing sources and an appropriate level of debt; restrictions on GMAC's and Residential Capital Corporation (ResCap)'s ability to pay dividends and prepay subordinated debt obligations to us; changes in the existing, or the adoption of new, laws, regulations, policies or other activities of governments, agencies and similar organizations where such actions may affect the production, licensing, distribution or sale of our products, the cost thereof or applicable tax rates; costs and risks associated with litigation; the final results of investigations by the SEC; changes in our accounting principles, or their application or interpretation, and our ability to make estimates and the assumptions underlying the estimates, which could result in an impact on earnings; changes in relations with unions and employees/retirees and the legal interpretations of the agreements with those unions with regard to employees/retirees; labor strikes or work stoppages at GM or at key suppliers such as Delphi Corp.; additional credit rating downgrades; the impact of a potential sale or other extraordinary transaction involving GMAC on the results of GM's and GMAC's operations and liquidity; other factors impacting financing and insurance operating segments' results of operations and financial condition such as credit ratings, adequate access to the market, changes in the residual value of off-lease vehicles, changes in U.S. government-sponsored mortgage programs or disruptions in the markets in which our mortgage subsidiaries operate, and changes in our contractual servicing rights; shortages of and price increases for fuel; and changes in economic conditions, commodity prices, currency exchange rates or political stability in the markets in which we operate.

In addition, GMAC's actual results may differ materially due to numerous important factors that are described in GMAC's most recent report on SEC Form 10-K, which may be revised or supplemented in subsequent reports on SEC Forms 10-Q and 8-K. Such factors include, among others, the following: the ability of GM, to complete a transaction with a strategic investor regarding a controlling interest in GMAC while maintaining a significant stake in GMAC, securing separate credit ratings and low cost funding to sustain growth for GMAC and ResCap and maintaining the mutually beneficial relationship between GMAC and GM; significant changes in the competitive environment and the effect of competition in the corporation's markets, including on the corporation's pricing policies; our ability to maintain adequate financing sources; our ability to maintain an appropriate level of debt; the profitability and financial condition of GM, including changes in production or sales of GM vehicles, risks based on GM's contingent benefit guarantees and the possibility of labor strikes or work stoppages at GM or at key suppliers such as Delphi Corp.; funding obligations under GM and its subsidiaries' qualified U.S. defined benefits pension plans; restrictions on ResCap's ability to pay dividends and prepay subordinated debt obligations to us; changes in the residual value of off-lease vehicles; changes in U.S. government-sponsored mortgage programs or disruptions in the markets in which our mortgage subsidiaries operate; changes in our contractual servicing rights; costs and risks associated with litigation; changes in our accounting assumptions that may require or that result from changes in the accounting rules or their application, which could result in an impact on earnings; changes in the credit ratings of GMAC or GM; the threat of natural calamities; changes in economic conditions, currency exchange rates or political stability in the markets in which we operate; and changes in the existing, or the adoption of new, laws, regulations, policies or other activities of governments, agencies and similar organizations.

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

Investors are cautioned not to place undue reliance on forward-looking statements. GM undertakes no obligation to update publicly or otherwise revise any forward-looking statements, whether as a result of new information, future events or other such factors that affect the subject of these statements, except where expressly required by law.

Use of the term "loans" describes products associated with direct and indirect lending activities of GMAC's global operations. The specific products include retail installment sales contracts, loans, lines of credit, leases or other financing products. The term "originate" refers to GMAC's purchase, acquisition or direct origination of various "loan" products.



                                      # # #

                           General Motors Corporation
                        List of Special Items - After Tax
                 (dollars in millions except per share amounts)
                                   (unaudited)

     Management believes that the adjusted information set forth herein is useful to investors as it represents how Management views the results of operations and cash of the Corporation and, therefore, is the basis on which internal evaluation metrics are determined. The internal evaluation metrics are those used by the Corporation's Board of Directors to evaluate Management.

                                   Three Months Ended     Year to Date
                                     Dec. 31, 2005        Dec. 31, 2005
                                    ---------------      ---------------
                                     Net       $1-2/3     Net      $1-2/3
                                    Income       EPS     Income      EPS
                                    ------     -----     ------    -----
     REPORTED

     Net (loss)                   $(4,777)   $(8.45)   $(8,554)  $(15.13)
                                    =====      ====      =====     =====
     ADJUSTMENTS - Special Items

     North America restructuring
      charge (A)                    1,290      2.28      1,290      2.28
     UAW / Delphi benefit
      guarantee (B)                 2,327      4.12      2,327      4.12
     U.S. salaried attrition
      program (C)                       -         -        148      0.26
     Plant & facility impairments (D)   -         -        889      1.57
     Adjustments to investment in
      Fuji Heavy Industries (E)       (51)    (0.09)       737      1.30
     Restructuring charges:
      GME, GMAP, and Other (F)         97      0.17        701      1.25
     Cumulative effect of
      accounting change (G)           109      0.19        109      0.19
     Change in Polish tax law (H)     (49)    (0.09)       (49)    (0.09)
     Tax items (I)                   (129)    (0.22)      (987)    (1.74)
                                    -----      ----      -----      ----
     Subtotal                       3,594      6.36      5,165      9.14

      ADJUSTED
                                    -----      ----      -----      ----
     Adjusted (loss)              $(1,183)   $(2.09)   $(3,389)   $(5.99)
                                    =====      ====      =====      ====

     (A) In connection with the North American manufacturing capacity actions announced in November, GM recorded an after-tax charge of $1.3 billion in the fourth quarter of 2005. This charge includes $835 million associated with the hourly employees at the facilities GM is idling and $455 million for the non-cash write-down of property, plants and equipment.

     (B) In October of 2005, GM estimated that its contingent exposure relating to the benefit guarantees for certain former GM U.S. hourly employees who transferred to Delphi, ranged from zero to $12 billion. GM now believes that the range is between $3.6 billion and $12 billion with amounts closer to the low-end of the revised range considered the company's best estimate assuming an agreement is reached between GM, Delphi and its unions.

          As a result, GM established a reserve of $3.6 billion ($2.3 billion after tax) and this is included as a non-cash charge in the fourth quarter of 2005. The amount of this charge may

                           General Motors Corporation
                        List of Special Items - After Tax
                 (dollars in millions except per share amounts)
                                   (unaudited)

          change between now and when GM files its Form 10-K with the SEC, depending on the status of discussions between GM, Delphi and its unions and other factors. GM is currently unable to estimate the amount of additional charges, if any, that may arise from Delphi's
          Chapter 11 filing.   A consensual agreement to resolve the Delphi
          matter may cause GM to incur additional costs in exchange for benefits that would accrue to GM over time.

     (C) Relates to voluntary early retirement and other separation programs in the U.S. in the first quarter of 2005.

     (D) Year-to-date adjustments include after-tax impairment charges totaling $805 million ($468 million at GMNA, $176 million at GME, $99 million at GMLAAM, and $62 million at GMAP) resulting from third quarter reviews of the carrying value of long-lived assets held and used, other than goodwill and intangible assets with indefinite lives. These impairments consist of $711 million related to product-specific assets and $94 million related to office and production facilities, which were still in service at year-end 2005. Year-to-date results also include an after-tax charge of $84 million, recorded at GMNA in the first quarter 2005, for the write-down to fair market value of various plant assets in connection with the cessation of production at a Lansing assembly plant.

     (E) Relates to the $788 million after-tax write-down to fair market value, as of June 30, 2005, of GM's investment in approximately 20% of the common stock of Fuji Heavy Industries (FHI). In the fourth quarter, GM completed the sale of its investment in the common stock of FHI and recorded a gain of $71 million (after tax) due the to appreciation of the fair value of such stock after June 30, 2005, the date of the FHI impairment charge. Also in the fourth quarter, GME recorded cancellation charges of $20 million (after tax) related to FHI, resulting in a net adjustment of $(51) million in the fourth quarter.

     (F) The fourth quarter charge relates to after-tax restructuring charges of $69 million at GME, $21 million at GMAP, and $7 million at Other. In the fourth quarter of 2004, GM Europe announced a restructuring plan targeting a reduction in annual structural costs of an estimated $600 million by 2006. A total reduction of 12,000 employees, including 10,000 in Germany, from 2005-2007 through separation programs, early retirements, and selected outsourcing initiatives is expected. The fourth quarter GME restructuring charge of $69 million relates to approximately 800 additional separations, as well as charges related to previous separations that are required to be amortized over future periods. The year-to-date GME charge of $673 million also includes costs related to the separation of approximately 6,700 people in the first three quarters.

     (G) Relates to the adoption of Financial Accounting Standards Board Interpretation No. 47, "Accounting for Conditional Asset Retirement Obligations," as of December 31, 2005.

     (H) Relates to the effect of changes in Polish tax law at a GM Powertrain joint venture. Amount is included in equity income.

     (I) Fourth quarter and year-to-date amounts of $746 million and $1.6 billion, respectively, relate to tax benefits, in excess of GM's previously communicated annual effective tax rate of 15%. In addition, the fourth quarter includes recognition of a valuation allowance of $617 million against deferred tax assets at GM do Brasil. Adjusted loss reflects an effective tax rate of 15%.

                           General Motors Corporation
                        List of Special Items - After Tax
                 (dollars in millions except per share amounts)


                                       Restated             Restated
                                   Three Months Ended     Year to Date
                                     Dec. 31, 2004 (A)   Dec. 31, 2004 (A)
                                    ----------------     ---------------
                                     Net       $1-2/3     Net      $1-2/3
                                    Income       EPS     Income      EPS
                                    ------     -----     ------    -----
     REPORTED

     Net income                      $(99)   $(0.18)    $2,789     $4.92
                                       ==      ====      =====      ====
     ADJUSTMENTS - Special Items

     Gain on sale of XM stock (B)    (118)    (0.21)      (118)    (0.21)
     Plant & facility impairments (C)  78      0.14         78      0.14
     Asset impairments (D)            383      0.68        383      0.67
     Write down Fiat investment (E)   136      0.24        136      0.24
     Fiat settlement (F)              886      1.56        886      1.56
     Tax items (G)                   (540)    (0.95)      (540)    (0.95)
                                      ---      ----        ---      ----
     Subtotal                         825      1.46        825      1.45

     ADJUSTED
                                      ---      ----      -----      ----
     Adjusted income                 $726     $1.28     $3,614     $6.37
                                      ===      ====      =====      ====

     (A) Reflects restatement associated with ongoing review of accounting for supplier credits. Final restatement amounts have not yet been determined. GM expects to complete review of supplier credits prior to filing GM's Form 10-K for the year ended December 31, 2005.

     (B) In December 2004, GM contributed 11 million shares of XM Satellite Radio Holdings Inc. Class A common stock valued at $432 million to its Voluntary Employees' Beneficiary Association
          (VEBA), which resulted in a pre-tax gain of $190 million
          ($118 million after tax).

     (C) Includes charges for facilities rationalization actions at GM's Baltimore, MD and Linden, NJ plants.

     (D) Reflects the results of GM's annual review of the carrying value of its long-lived assets held and used, other than goodwill and intangible assets with indefinite lives. The after-tax impairment charges total $383 million ($118 million at GMNA, $234 million at GME, and $31 million at Other). These impairments consist of $328 million related to product-specific assets and $55 million related to production facilities.

     (E) Reflects completion of an impairment study of GM's investment in Fiat Auto Holdings, B.V., which resulted in the write-off of the remaining carrying value of $220 million pre-tax ($136 million after tax).

     (F) On February 13, 2005 GM and Fiat reached a settlement agreement related to various issues that resulted in an after-tax charge to earnings of $886 million. Since the underlying events and disputes giving rise to GM's and Fiat's agreement existed at December 31, 2004, GM recognized this charge in the fourth quarter of 2004.

     (G) Reflects various adjustments resulting from changes in tax laws both in the U.S. and overseas and capital loss carryforwards.

                           General Motors Corporation
                       Summary Corporate Financial Results
                                   (unaudited)


                                    Fourth Quarter        Year to Date
                                    --------------       --------------
                                             Restated            Restated
                                    2005       2004(1)   2005      2004(1)
                                    ----       ----      ----      ----
     (dollars in millions except per share amounts)
     Total net sales and
      revenues                    $51,180   $51,428   $192,604  $193,517
      Adjusted                    $51,102   $51,238   $192,526  $193,327
     Net income (loss)            $(4,777)     $(99)   $(8,554)   $2,789
      Adjusted                    $(1,183)     $726    $(3,389)   $3,614
     Net margin
      (Net income / Total net
        sales and revenues)          (9.3)%    (0.2)%     (4.4)%     1.4%
      Adjusted                       (2.3)%     1.4%      (1.8)%     1.9%
     Earnings (losses) per share
       - basic
      $1-2/3 par value             $(8.45)    $(0.18)  $(15.13)    $4.94
     Earnings (losses) per share
       - diluted
      $1-2/3 par value             $(8.45)    $(0.18)  $(15.13)    $4.92
     Earnings (losses) per share
       - adjusted diluted
      $1-2/3 par value             $(2.09)(2) $1.28     $(5.99)    $6.37
     GM $1-2/3 par value average
      shares outstanding (Mil's)
      Basic shares                    566       565        565       565
      Diluted shares                  566       566        565       567
     Cash dividends per share
      of common stocks
      $1-2/3 par value              $0.50     $0.50      $2.00     $2.00



     See reconciliation of adjusted financial results on pages 11 - 16 and footnotes on page 19.

                           General Motors Corporation
                       Summary Corporate Financial Results
                                   (unaudited)

                                    Fourth Quarter        Year to Date
                                    --------------       --------------
                                    2005       2004      2005      2004
                                    ----       ----      ----      ----


     Auto & Other total cash
      & marketable securities
      at Dec. 31 ($Bil's)           $16.7     $19.8
      Readily-available assets
        in VEBA                      $3.8      $3.5
                                      ---       ---
      Total Auto & Other cash
        & marketable securities
        plus readily-available
        assets in VEBA              $20.5     $23.3
                                     ====      ====

     Auto & Other Operations
      ($Mil's)
      Depreciation                 $1,684    $1,322     $5,502    $5,028
      Amortization of special
        tools                         969     1,325      4,495     3,562
      Amortization of intangible
        assets                         39        14         76        39
                                    -----     -----     ------     -----
        Total                      $2,692    $2,661    $10,073    $8,629
                                    =====     =====     ======     =====



   GM's share of nonconsolidated
      affiliates' net income (loss)
      ($Mil's)
      Italy*                           NA       $28        $32       $87
      Japan                           $43       $64       $183      $255
      China                          $109       $33       $327      $417
      South Korea#                     NA      $(35)       $17      $(53)


     * During the second quarter of 2005, GM and Fiat S.p.A. completed the liquidation and termination of all joint ventures between them in existence at that time. As a result, GM regained complete ownership of all assets it originally contributed to each joint venture.

     # Effective for the third quarter 2005, the results of GM Daewoo's operations are consolidated by GM.

     See footnotes on page 19.

                           General Motors Corporation
                       Summary Corporate Financial Results
                                   (unaudited)

                                 Fourth Quarter
                                  2005 and 2004
                                 --------------

     (dollars in millions) Reported      Special Items      Adjusted
                           --------      -------------      --------
                                                  Restated Restated
                        2005     2004(1) 2005     2004   2005     2004(1)
                        ----     ----    ----     ----   ----     ----
     Total net sales
      and revenues
     GMNA             $27,464  $29,707    $ -   $(190) $27,464   $29,517
     GME                8,150    8,248      -       -    8,150     8,248
     GMLAAM             3,520    2,884      -       -    3,520     2,884
     GMAP               3,525    2,085   $(78)      -    3,447     2,085
                       ------   ------     --     ---   ------    ------
      Total GMA        42,659   42,924    (78)   (190)  42,581    42,734
     Other (3)           (282)     216      -       -     (282)      216
                       ------   ------     --     ---   ------    ------
     Total Auto &
      Other            42,377   43,140    (78)   (190)  42,299    42,950
                       ------   ------     --     ---   ------    ------
      GMAC              8,787    8,118      -       -    8,787     8,118
      Other Financing(3)   16      170      -       -       16       170
                       ------   ------     --     ---   ------    ------
      Total FIO         8,803    8,288      -       -     8,803    8,288
                       ------   ------     --     ---   ------    ------
     Total net sales
      and revenues    $51,180  $51,428   $(78)  $(190) $51,102   $51,238
                       ======   ======     ==     ===   ======    ======

     Income (loss)
      before income
      taxes, equity
      income, and
      minority interests
     GMNA             $(3,774)    $227 $1,981    $125  $(1,793)     $352
     GME                 (384)    (975)   125     372     (259)     (603)
     GMLAAM                50       63      -       -       50        63
     GMAP                 (23)      24    (49)      -      (72)       24
                        -----    -----  -----   -----    -----       ---
      Total GMA        (4,131)    (661) 2,057     497   (2,074)     (164)
     Other             (4,040)  (1,909) 3,591   1,633     (449)     (276)
                        -----    -----  -----   -----    -----       ---
      Total Auto &
        Other          (8,171)  (2,570) 5,648   2,130   (2,523)     (440)
                        -----    -----  -----   -----    -----       ---
     GMAC                 890      862      -       -      890       862
     Other Financing      (12)     (12)     -       -      (12)      (12)
                        -----    -----  -----   -----    -----       ---
      Total FIO           878      850      -       -      878       850
                        -----    -----  -----   -----    -----       ---
     Total income (loss)
      before income
      taxes, equity
      income, and
      minority
      interests       $(7,293) $(1,720)$5,648  $2,130  $(1,645)     $410
                        =====    =====  =====   =====    =====       ===


     See footnotes on page 19.

                           General Motors Corporation
                       Summary Corporate Financial Results
                                   (unaudited)

                                 Fourth Quarter
                                  2005 and 2004
                                 ---------------
     (dollars in millions) Reported      Special Items      Adjusted
                           --------      -------------      --------
                               Restated                         Restated
                        2005     2004(1) 2005     2004   2005     2004(1)
                        ----     ----    ----     ----   ----     ----
     Net income (loss)
     GMNA             $(2,832)    $911 $1,373   $(462) $(1,459)     $449
     GME                 (220)    (579)    61     234     (159)     (345)
     GMLAAM              (599)      47    619       -       20        47
     GMAP                 159      117    (47)      -      112       117
                        -----    -----  -----   -----    -----       ---
      Total GMA        (3,492)     496  2,006    (228)  (1,486)      268
     Other             (1,874)  (1,276) 1,588   1,053     (286)     (223)
                        -----    -----  -----   -----    -----       ---
      Total Auto &
        Other          (5,366)    (780) 3,594     825   (1,772)       45
                        -----      ---  -----     ---    -----       ---
     GMAC                 614      683      -       -      614       683
     Other Financing      (25)      (2)     -       -      (25)       (2)
                        -----      ---  -----     ---    -----       ---
      Total FIO           589      681      -       -      589       681
                        -----      ---  -----     ---    -----       ---
     Net income (loss)$(4,777)    $(99)$3,594    $825  $(1,183)     $726
                        =====       ==  =====     ===    =====       ===

     Income tax expense
      (benefit)
     GMNA             $(1,012)   $(694)  $691    $587    $(321)    $(107)
     GME                 (133)    (367)    36     138      (97)     (229)
     GMLAAM               650       15   (617)      -       33        15
     GMAP                 (68)      (7)     1       -      (67)       (7)
                        -----    -----  -----   -----      ---       ---
      Total GMA          (563)  (1,053)   111     725     (452)     (328)
     Other             (2,153)    (646) 2,003     580     (150)      (66)
                        -----    -----  -----   -----      ---       ---
      Total Auto &
        Other          (2,716)  (1,699) 2,114   1,305     (602)     (394)
                        -----    -----  -----   -----      ---       ---
     GMAC                 331      175      -       -      331       175
     Other Financing       13      (10)     -       -       13       (10)
                        -----    -----  -----   -----      ---       ---
      Total FIO           344      165      -       -      344       165
                        -----    -----  -----   -----      ---       ---
     Income tax expense
      (benefit)       $(2,372) $(1,534)$2,114  $1,305    $(258)    $(229)
                        =====    =====  =====   =====      ===       ===


     See footnotes on page 19.

                           General Motors Corporation
                       Summary Corporate Financial Results
                                   (unaudited)

                                 Fourth Quarter
                                  2005 and 2004
                                 ---------------

     (dollars in millions) Reported      Special Items      Adjusted
                           --------      -------------      --------
                               Restated                         Restated
                        2005     2004(1) 2005     2004   2005     2004(1)
                        ----     ----    ----     ----   ----     ----
     Effective tax rate
     Total GM Corp.       33%      89%     37%      61%    16%      (56%)
     GMNA                 27%    (306%)    35%     470%    18%      (30%)
     GME                  35%      38%     29%      37%    38%       38%
     GMAC                 37%      20%      -        -     37%       20%


     Equity income (loss)
      and minority interests
     GMNA                $13     $(10)    $ -      $ -    $13      $(10)
     GME                  52       29     (49)       -      3        29
     GMLAAM                3       (1)      -        -      3        (1)
     GMAP                117       86       -        -    117        86
                         ---      ---      --       --    ---       ---
     Total GMA          $185     $104    $(49)     $ -   $136      $104
                         ===      ===      ==       ==    ===       ===


     See footnotes on page 19.

                           General Motors Corporation
                       Summary Corporate Financial Results
                                   (unaudited)

                                  Year to Date
                                  2005 and 2004
                                 --------------

     (dollars in millions) Reported      Special Items      Adjusted
                           --------      -------------      --------
                               Restated                         Restated
                        2005     2004(1) 2005     2004   2005     2004(1)
                        ----     ----    ----     ----   ----     ----
     Total net sales
      and revenues
     GMNA            $104,755 $114,545    $ -   $(190)$104,755  $114,355
     GME               31,719   30,820      -       -   31,719    30,820
     GMLAAM            11,745    8,792      -       -   11,745     8,792
     GMAP              10,893    6,978    (78)      -   10,815     6,978
                      -------  -------     --     ---  -------   -------
      Total GMA       159,112  161,135    (78)   (190) 159,034   160,945
     Other (3)           (891)     410      -       -     (891)      410
                      -------  -------     --     ---  -------   -------
     Total Auto &
      Other           158,221  161,545    (78)   (190) 158,143   161,355
                      -------  -------     --     ---  -------   -------
     GMAC              34,037   31,188      -       -   34,037    31,188
     Other Financing(3)   346      784      -       -      346       784
                      -------  -------     --     ---  -------   -------
      Total FIO        34,383   31,972      -       -   34,383    31,972
                      -------  -------     --     ---  -------   -------
     Total net sales
      and revenues   $192,604 $193,517   $(78)  $(190)$192,526  $193,327
                      =======  =======     ==     ===  =======   =======

     Income (loss)
      before income
      taxes, equity
      income, and
      minority interests
     GMNA             $(9,747)  $1,029 $3,081    $125  $(6,666)   $1,154
     GME               (2,020)  (1,733) 1,330     372     (690)   (1,361)
     GMLAAM                55      127    150       -      205       127
     GMAP                (879)      52    853       -      (26)       52
                       ------    -----  -----   -----    -----     -----
      Total GMA       (12,591)    (525) 5,414     497   (7,177)      (28)
     Other             (5,286)  (2,625) 3,604   1,633   (1,682)     (992)
                       ------    -----  -----   -----    -----     -----
      Total Auto &
        Other         (17,877)  (3,150) 9,018   2,130   (8,859)   (1,020)
                       ------    -----  -----   -----    -----     -----
     GMAC               4,260    4,355      -       -    4,260     4,355
     Other Financing      (30)     (39)     -       -      (30)      (39)
                        -----    -----  -----   -----    -----     -----
      Total FIO         4,230    4,316      -       -    4,230     4,316
                        -----    -----  -----   -----    -----     -----
     Total income (loss)
      before income
      taxes, equity
      income, and
      minority
      interests      $(13,647)  $1,166 $9,018  $2,130  $(4,629)   $3,296
                       ======    =====  =====   =====    =====     =====


     See footnotes on page 19.

                           General Motors Corporation
                       Summary Corporate Financial Results
                                   (unaudited)

                                  Year to Date
                                  2005 and 2004
                                 --------------

     (dollars in millions) Reported      Special Items      Adjusted
                           --------      -------------      --------
                               Restated                         Restated
                        2005     2004(1) 2005     2004   2005     2004(1)
                        ----     ----    ----     ----   ----     ----
     Net income (loss)
     GMNA             $(7,647)  $1,567 $2,065   $(462) $(5,582)   $1,105
     GME               (1,216)    (976)   841     234     (375)     (742)
     GMLAAM              (594)      85    718       -      124        85
     GMAP                (279)     729    803       -      524       729
                        -----    -----  -----   -----    -----     -----
      Total GMA        (9,736)   1,405  4,427    (228)  (5,309)    1,177
     Other             (1,626)  (1,510)   738   1,053     (888)     (457)
                        -----    -----  -----   -----    -----     -----
      Total Auto &
        Other         (11,362)    (105) 5,165     825   (6,197)      720
                        -----    -----  -----     ---    -----     -----
     GMAC               2,833    2,913      -       -    2,833     2,913
     Other Financing      (25)     (19)     -       -      (25)      (19)
                        -----    -----  -----     ---    -----     -----
      Total FIO         2,808    2,894      -       -    2,808     2,894
                        -----    -----  -----     ---    -----     -----
     Net income (loss)$(8,554)  $2,789 $5,165    $825  $(3,389)   $3,614
                        =====    =====  =====     ===    =====     =====

     Income tax expense
      (benefit)
     GMNA             $(2,253)   $(569)$1,099    $587  $(1,154)      $18
     GME                 (723)    (655)   461     138     (262)     (517)
     GMLAAM               651       31   (566)      -       85        31
     GMAP                (122)     (11)    53       -      (69)      (11)
                        -----    -----  -----   -----    -----     -----
      Total GMA        (2,447)  (1,204) 1,047     725   (1,400)     (479)
     Other             (3,633)  (1,131) 2,866     580     (767)     (551)
                        -----    -----  -----   -----    -----     -----
      Total Auto &
        Other          (6,080)  (2,335) 3,913   1,305   (2,167)   (1,030)
                        -----    -----  -----   -----    -----     -----
     GMAC               1,478    1,434      -       -    1,478     1,434
     Other Financing       (5)     (20)     -       -       (5)      (20)
                        -----    -----  -----   -----    -----     -----
      Total FIO         1,473    1,414      -       -    1,473     1,414
                        -----    -----  -----   -----    -----     -----
     Income tax expense
      (benefit)       $(4,607)   $(921)$3,913  $1,305    $(694)     $384
                        =====      ===  =====   =====      ===       ===

      See footnotes on page 19.

                           General Motors Corporation
                       Summary Corporate Financial Results
                                   (unaudited)

                                  Year to Date
                                  2005 and 2004
                                 --------------

     (dollars in millions) Reported      Special Items      Adjusted
                           --------      -------------      --------
                               Restated                         Restated
                        2005     2004(1) 2005     2004   2005     2004(1)
                        ----     ----    ----     ----   ----     ----
     Effective tax rate
     Total GM Corp.       34%     (79%)    43%      61%    15%       12%
     GMNA                 23%     (55%)    36%     470%    17%        2%
     GME                  36%      38%     35%      37%    38%       38%
     GMAC                 35%      33%      -        -     35%       33%


     Equity income (loss)
      and minority interests
     GMNA               $(70)    $(31)    $ -      $ -   $(70)     $(31)
     GME                 102      102     (49)       -     53       102
     GMLAAM                4      (11)      -        -      4       (11)
     GMAP                481      666       -        -    481       666
                         ---      ---      --       --    ---       ---
     Total GMA          $517     $726    $(49)     $ -   $468      $726
                         ===      ===      ==       ==    ===       ===


     See footnotes on page 19.

                           General Motors Corporation
                              Operating Statistics

                                    Fourth Quarter        Year to Date
                                    --------------       --------------
                                    2005       2004      2005      2004
                                    ----       ----      ----      ----
     (units in thousands)
     Worldwide Production Volume
      GMNA - Cars                    483        466      1,834    1,997
      GMNA - Trucks                  798        811      3,023    3,223
                                   -----      -----      -----    -----
        Total GMNA                 1,281      1,277      4,857    5,220
      GME                            443        442      1,858    1,829
      GMLAAM                         189        200        775      716
      GMAP                           482        386      1,624    1,333
                                   -----      -----      -----    -----
        Total Worldwide            2,395      2,305      9,114    9,098
                                   =====      =====      =====    =====

     Vehicle Unit Deliveries
      Chevrolet - Cars               186        217        866      918
      Chevrolet - Trucks             364        439      1,804    1,845
      Pontiac                         97         96        438      474
      GMC                            104        144        566      602
      Buick                           52         60        282      310
      Oldsmobile                       0          2          2       29
      Saturn                          46         41        214      212
      Cadillac                        52         65        235      234
      Other                           30         23        111       83
                                   -----      -----      -----    -----
        Total United States          931      1,087      4,518    4,707
      Canada, Mexico, and Other      180        187        728      705
                                   -----      -----      -----    -----
        Total GMNA                 1,111      1,274      5,246    5,412
      GME                            452        455      1,982    1,956
      GMLAAM                         248        217        881      738
      GMAP                           290        228      1,064      887
                                   -----      -----      -----    -----
      Total Worldwide              2,101      2,174      9,173    8,993
                                   =====      =====      =====    =====

     Market Share
      United States - Cars          21.0%      23.5%      22.6%    24.9%
      United States - Trucks        26.0%      27.8%      28.5%    29.0%
        Total United States         23.8%      26.0%      25.9%    27.2%
      Total North America           23.6%      25.6%      25.5%    26.7%
      Total Europe                   9.2%       9.2%       9.5%     9.4%
      Total LAAM                    19.0%      18.9%      17.7%    17.5%
      Asia and Pacific               6.3%       5.2%       5.8%     5.2%
        Total Worldwide             13.6%      14.1%      14.2%    14.4%

     U.S. Retail/Fleet Mix
      % Fleet Sales - Cars          39.3%      35.1%      36.8%    36.7%
      % Fleet Sales - Trucks        21.8%      17.4%      19.0%    16.4%
      Total Vehicles                28.7%      24.2%      25.9%    24.5%


     GMNA Capacity Utilization
      (2 shift rated, annualized)   94.3%      83.0%      89.8%    85.8%

     GMNA Vehicle Revenue
      Per Unit                   $19,769    $20,213

                           General Motors Corporation
                              Operating Statistics

                                      Fourth Quarter         Year to Date
                                      --------------        --------------
                                      2005        2004      2005     2004
                                      ----        ----      ----     ----
     GMAC's Worldwide Cost of
      Borrowing (4)                    5.24%      4.13%      4.79%    3.81%

     GMAC Period End Debt Spreads
      Over U.S. Treasuries
       2 Year                           475 bp     170 bp
       5 Year                           535 bp     225 bp
      10 Year                           540 bp     270 bp

     GMAC Cash Reserve Balance
      ($Bil's) (5)                    $20.0      $22.7

     GMAC Automotive Finance
      Operations Consumer
        Credit (North America)
      Net charge-offs as a % of
        managed receivables            0.94%      1.06%      0.99%    1.10%
      Retail contracts 30 days
        delinquent - % of average
        number of contracts
        outstanding (6)                2.46%      2.20%      2.21%    2.11%

      Retail Penetration (U.S. only)
      Total consumer volume (retail
        and lease) as % of retail sales  32%        66%        39%      46%
      SmartLease and SmartBuy
        as % of retail sales             14%        14%        17%      13%

      Off-lease Vehicle
        Remarketing (U.S. only)
      Sales proceeds on scheduled
        lease terminations
        (36-month)                  $14,059    $13,911    $14,392  $14,182
      Off-lease vehicles
        terminated (units in 000s)       58        107        283      414

     GMAC Mortgage Operations ($Bil's)
      Origination volume              $55.0      $46.1     $205.5   $169.7
      Mortgage servicing rights,
        net                            $4.6       $3.9

     GMAC Insurance Operations ($Mil's)
      Combined ratio (7)               92.5%      98.7%      93.8%    95.7%
      Premium revenue written          $941       $988     $4,150   $4,095
      Investment portfolio
        market value                 $7,664     $7,320
      After-tax net unrealized
        capital gains                  $573       $563



     See footnotes on page 19.

                           General Motors Corporation

                                    Fourth Quarter        Year to Date
                                    --------------       --------------
                                    2005       2004      2005      2004
                                    ----       ----      ----      ----


     Worldwide Employment
      at December 31 (in 000's)
      United States Hourly           105        111
      United States Salary            36         39
                                     ---        ---
        Total United States          141        150
      Canada, Mexico, and Other       32         31
                                     ---        ---
      GMNA                           173        181
      GME                             55         61
      GMLAAM                          31         29
      GMAP (8)                        31         15
      GMAC                            34         34
      Other                            3          4
                                     ---        ---
        Total                        327        324
                                     ===        ===

     Worldwide Payrolls ($Bil's)    $5.3       $5.6         $20.9    $21.5

     Footnotes:
     ---------
     (1) Reflects restatement associated with ongoing review of accounting for supplier credits. Final restatement amounts have not yet been determined. GM expects to complete review of supplier credits prior to filing GM's Form 10-K for the year ended December 31, 2005.

     (2)  This amount is comparable to First Call analysts' consensus.

     (3) Other Operations and Other Financing include intercompany eliminations.

     (4) Calculated by dividing total interest expense (excluding mark to market adjustments) by total debt.

     (5) Balance at December 31, 2005 comprises $15.8 billion of cash and cash equivalents and $4.2 billion in marketable securities with maturities greater than 90 days. Balance at December 31, 2004 consisted entirely of cash and cash equivalents.

     (6)  Excludes accounts in bankruptcy.

     (7) Calculated as the sum of all reported losses and expenses (excluding interest and income tax expense) divided by the total of premiums and service revenues earned and other income.

     (8) 2005 includes approximately 13,000 employees added as a result of GM Daewoo consolidation.

                   GENERAL MOTORS CORPORATION AND SUBSIDIARIES

                        CONSOLIDATED STATEMENTS OF INCOME
                                   (Unaudited)


                                             Three Months Ended December 31,
                                             ------------------------------
                                                           (As restated)
                                                 2005         2004 (1)
                                                 ----         ----
                                             (dollars in millions except
                                                 per share amounts)

     Total net sales and revenues             $51,180        $51,428
                                               ------         ------
     Cost of sales and other expenses          47,928         43,929
     Selling, general, and administrative
       expenses                                 6,227          5,872
     Interest expense                           4,318          3,347
                                               ------         ------
      Total costs and expenses                 58,473         53,148
                                               ------         ------
     (Loss) before income taxes, equity
       income, and minority interests          (7,293)        (1,720)
     Income tax (benefit)                      (2,372)        (1,534)
     Equity income and minority interests         253             87
                                               ------             --
     (Loss) before cumulative effect of
       accounting change                       (4,668)           (99)
     Cumulative effect of accounting change      (109)             -
                                                -----             --
     Net (loss)                               $(4,777)          $(99)
                                                =====             ==

     Basic (losses) per share attributable
       to $1-2/3 par value common stock
     Before cumulative effect of
       accounting change                       $(8.26)        $(0.18)
     Cumulative effect of accounting change     (0.19)            -
                                                 ----           ----
     Net (loss)                                $(8.45)        $(0.18)
                                                 ====           ====

     (Losses) per share attributable to
       $1-2/3 par value common stock
       assuming dilution
     Before cumulative effect of
       accounting change                       $(8.26)        $(0.18)
     Cumulative effect of accounting change     (0.19)             -
                                                 ----           ----
     Net (loss)                                $(8.45)        $(0.18)
                                                 ====           ====


     See footnotes on page 19.

                   GENERAL MOTORS CORPORATION AND SUBSIDIARIES

        SUPPLEMENTAL INFORMATION TO THE CONSOLIDATED STATEMENTS OF INCOME
                                   (Unaudited)



                                             Three Months Ended December 31,
                                             ------------------------------
                                                           (As restated)
                                                 2005         2004 (1)
                                                 ----         ----
                                                (dollars in millions)

     AUTOMOTIVE AND OTHER OPERATIONS

     Total net sales and revenues             $42,377        $43,140
                                               ------         ------
     Cost of sales and other expenses          45,783         41,457
     Selling, general, and administrative
       expenses                                 3,780          3,484
                                               ------         ------

       Total costs and expenses                49,563         44,941
     Interest expense                             771            700
     Net expense from transactions with
       Financing and Insurance Operations         214             69
                                               ------         ------
     (Loss) before income taxes, equity
       income, and minority interests          (8,171)        (2,570)
     Income tax (benefit)                      (2,716)        (1,699)
     Equity income and minority interests         198             91
                                               ------          -----
     (Loss) before cumulative effect of
       accounting change                       (5,257)          (780)
     Cumulative effect of accounting change      (109)             -
                                                -----            ---
      Net (loss) - Automotive and Other
       Operations                             $(5,366)         $(780)
                                                =====            ===

     FINANCING AND INSURANCE OPERATIONS

     Total revenues                            $8,803         $8,288
                                                -----          -----

     Interest expense                           3,547          2,647
     Depreciation and amortization expense      1,406          1,409
     Operating and other expenses               2,439          2,346
     Provisions for financing and
       insurance losses                           747          1,105
                                                -----          -----

      Total costs and expenses                  8,139          7,507
     Net income from transactions with
       Automotive and Other Operations           (214)           (69)
                                                  ---          -----
     Income before income taxes and
       minority interests                         878            850
     Income tax expense                           344            165
     Equity income (loss) and minority
       interests                                   55             (4)
                                                  ---            ---

       Net income - Financing and Insurance
         Operations                              $589           $681
                                                  ===            ===

     See footnotes on page 19.

                   GENERAL MOTORS CORPORATION AND SUBSIDIARIES

                        CONSOLIDATED STATEMENTS OF INCOME

                                                    Years Ended December 31,
                                                  -----------------------------
                                                             (As         (As
                                                          restated)   restated)
                                                   2005     2004 (1)   2003 (1)
                                                   ----     ----       ----
                                                  (dollars in millions except
                                                      per share amounts)
     GENERAL MOTORS CORPORATION AND SUBSIDIARIES
     Total net sales and revenues               $192,604  $193,517    $185,837
                                                 -------   -------     -------
     Cost of sales and other expenses            168,462   159,977     152,429
     Selling, general, and administrative
       expenses                                   22,021    20,394      20,957
     Interest expense                             15,768    11,980       9,464
                                                 -------   -------     -------
      Total costs and expenses                   206,251   192,351     182,850
                                                 -------   -------     -------
     Income (loss) from continuing operations
       before income taxes, equity income
       and minority interests                    (13,647)    1,166       2,987
     Income tax (benefit) expense                 (4,607)     (921)        733
     Equity income (loss) and minority interests     595       702         612
                                                  ------     -----       -----
     Income (loss) from continuing operations
       before cumulative effect
       of accounting change                       (8,445)    2,789       2,866
     (Loss) from discontinued operations               -         -        (219)
     Gain on sale of discontinued operations           -         -       1,179
     Cumulative effect of accounting change         (109)        -           -
                                                   -----     -----       -----
      Net income (loss)                          $(8,554)   $2,789      $3,826
                                                   =====     =====       =====

     Basic earnings (loss) per share
       attributable to common stocks
     $1-2/3 par value
      Continuing operations before cumulative
         effect of accounting change             $(14.94)    $4.94       $5.11
      Discontinued operations                          -         -        2.14
      Cumulative effect of accounting change       (0.19)        -           -
                                                   -----     -----        ----
     Earnings (loss) per share attributable to
       $1-2/3 par value                          $(15.13)    $4.94       $7.25
                                                   =====      ====        ====
     (Loss) per share from discontinued
       operations attributable to Class H             $-        $-      $(0.22)
                                                       =         =        ====

     Earnings (loss) per share attributable to
        common stocks assuming dilution
     $1-2/3 par value
       Continuing operations before cumulative
         effect of accounting change             $(14.94)    $4.92       $5.03
       Discontinued operations                         -         -        2.11
       Cumulative effect of accounting change      (0.19)        -           -
                                                   -----      ----        ----
     Earnings (loss) per share attributable to
       $1-2/3 par value                          $(15.13)    $4.92       $7.14
                                                   =====      ====        ====
     (Loss) per share from discontinued
       operations attributable to Class H             $-        $-      $(0.22)
                                                       =         =        ====


     See footnotes on page 19.

                   GENERAL MOTORS CORPORATION AND SUBSIDIARIES

        SUPPLEMENTAL INFORMATION TO THE CONSOLIDATED STATEMENTS OF INCOME

                                                    Years Ended December 31,
                                                  -----------------------------
                                                             (As         (As
                                                          restated)   restated)
                                                   2005     2004 (1)   2003 (1)
                                                   ----     ----       ----
                                                      (dollars in millions)
     AUTOMOTIVE AND OTHER OPERATIONS
     Total net sales and revenues               $158,221  $161,545    $155,831
                                                 -------   -------     -------
     Cost of sales and other expenses            159,506   150,079     143,519
     Selling, general, and administrative
       expenses                                   13,222    11,863      11,737
                                                 -------   -------     -------
     Total costs and expenses                    172,728   161,942     155,256
     Interest expense                              2,873     2,480       1,780
     Net expense from transactions with
       Financing and Insurance Operations            497       273         297
                                                 -------    ------      ------
     (Loss) from continuing operations before
       income taxes, equity income,
       and minority interests                    (17,877)   (3,150)     (1,502)
     Income tax (benefit)                         (6,080)   (2,335)       (867)
     Equity income (loss) and minority interests     544       710         674
                                                  ------       ---         ---
     Income (loss) from continuing operations
       before cumulative effect of
       of accounting change                      (11,253)     (105)         39
     (Loss) from discontinued operations               -         -        (219)
     Gain on sale of discontinued operations           -         -       1,179
     Cumulative effect of accounting change         (109)        -           -
                                                  ------       ---       -----
     Net income (loss) - Automotive and Other
       Operations                               $(11,362)    $(105)       $999
                                                  ======       ===         ===

     FINANCING AND INSURANCE OPERATIONS

     Total revenues                              $34,383   $31,972     $30,006
                                                  ------    ------      ------

     Interest expense                             12,895     9,500       7,684
     Depreciation and amortization expense         5,648     5,523       5,567
     Operating and other expenses                  8,667     8,591       8,604
     Provisions for financing and insurance
       losses                                      3,440     4,315       3,959
                                                  ------    ------      ------
     Total costs and expenses                     30,650    27,929      25,814
                                                  ------    ------      ------
     Net income from transactions with
       Automotive and Other Operations              (497)     (273)       (297)
                                                  ------    ------      ------
     Income before income taxes, equity income
       and minority interests                      4,230     4,316       4,489
     Income tax expense                            1,473     1,414       1,600
     Equity income (loss) and minority interests      51        (8)        (62)
                                                   -----     -----       -----
     Net income - Financing and Insurance
       Operations                                 $2,808    $2,894      $2,827
                                                   =====     =====       =====


     See footnotes on page 19.

                   GENERAL MOTORS CORPORATION AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEETS

                                                               December 31,
                                                           -------------------
                                                                       (As
                                                                     restated)
                                                             2005      2004 (1)
                                                             ----     --------
                           ASSETS                         dollars in millions)

     Cash and cash equivalents                             $30,884    $35,993
     Other marketable securities                            19,726     21,737
                                                            ------     ------
     Total cash and marketable securities                   50,610     57,730
     Finance receivables - net                             180,793    199,600
     Loans held for sale                                    21,865     19,934
     Accounts and notes receivable (less allowances)        15,420     21,236
     Inventories (less allowances)                          14,372     12,247
     Assets of Disc. Ops./Held for Sale                     19,152          -
     Deferred income taxes                                  28,561     26,241
     Net equipment on operating leases
       (less accumulated depreciation)                      38,187     34,214
     Equity in net assets of nonconsolidated affiliates      3,291      6,776
     Property - net                                         40,214     39,020
     Intangible assets - net                                 4,625      4,925
     Other assets                                           58,194     57,680
                                                           -------    -------
     Total assets                                         $475,284   $479,603
                                                           =======    =======

               LIABILITIES AND STOCKHOLDERS' EQUITY

     Accounts payable (principally trade)                  $29,913    $28,830
     Notes and loans payable                               285,750    300,279
     Liab. Of Disc Ops./Related to Assets for Sale          10,990          -
     Postretirement benefits other than pensions            33,934     28,111
     Pensions                                               10,918      9,455
     Deferred income taxes                                   4,430      7,078
     Accrued expenses and other liabilities                 81,576     78,052
                                                           -------    -------
     Total liabilities                                     457,511    451,805
     Minority interests                                      1,039        397
     Stockholders' equity
     $1-2/3 par value common stock (outstanding,
       565,518,106 and 565,132,021 shares)                     943        942
     Capital surplus (principally additional
       paid-in capital)                                     15,304     15,241
     Retained earnings                                       4,415     14,103
                                                            ------     ------
      Subtotal                                              20,662     30,286
     Accumulated foreign currency translation adjustments   (1,666)    (1,194)
     Net unrealized gains on derivatives                       733        589
     Net unrealized gains on securities                        784        751
     Minimum pension liability adjustment                   (3,779)    (3,031)
                                                             -----      -----
      Accumulated other comprehensive loss                  (3,928)    (2,885)
                                                             -----      -----

        Total stockholders' equity                          16,734     27,401
                                                            ------     ------
     Total liabilities and stockholders' equity           $475,284   $479,603
                                                           =======    =======



     See footnotes on page 19.

                   GENERAL MOTORS CORPORATION AND SUBSIDIARIES

           SUPPLEMENTAL INFORMATION TO THE CONSOLIDATED BALANCE SHEETS

                                                               December 31,
                                                           -------------------
                                                                       (As
                                                                     restated)
                                                             2005      2004 (1)
                                                             ----     --------
                                                           dollars in millions)
     GENERAL MOTORS CORPORATION AND SUBSIDIARIES
                              ASSETS
     Automotive and Other Operations
     Cash and cash equivalents                             $15,345    $13,148
     Marketable securities                                   1,416      6,655
                                                            ------     ------
     Total cash and marketable securities                   16,761     19,803
     Accounts and notes receivable (less allowances)         7,600      6,713
     Inventories (less allowances)                          13,869     11,717
     Net equipment on operating leases
       (less accumulated depreciation)                       6,993      6,488
     Deferred income taxes and other current assets          9,457     10,794
                                                             -----     ------
     Total current assets                                   54,680     55,515
     Equity in net assets of nonconsolidated affiliates      3,291      6,776
     Property - net                                         38,466     37,170
     Intangible assets - net                                 1,500      1,599
     Deferred income taxes                                  21,019     17,399
     Other assets                                           41,103     40,844
                                                           -------    -------
     Total Automotive and Other Operations assets          160,059    159,303
     Financing and Insurance Operations
     Cash and cash equivalents                              15,539     22,845
     Investments in securities                              18,310     15,082
     Finance receivables - net                             180,793    199,600
     Loans held for sale                                    21,865     19,934
     Assets held for sale                                   19,152          -
     Net equipment on operating leases
       (less accumulated depreciation)                      31,194     27,726
     Other assets                                           28,372     35,113
     Net receivable from Automotive and Other Operations     4,452      2,426
                                                           -------    -------
     Total Financing and Insurance Operations assets       319,677    322,726
                                                           -------    -------
     Total assets                                         $479,736   $482,029
                                                           =======    =======
               LIABILITIES AND STOCKHOLDERS' EQUITY
     Automotive and Other Operations
     Accounts payable (principally trade)                  $26,182    $24,257
     Loans payable                                           1,319      2,062
     Accrued expenses                                       42,322     45,948
     Net payable to Financing and Insurance Operations       4,452      2,426
                                                            ------     ------
     Total current liabilities                              74,275     74,693
     Long-term debt                                         31,214     30,460
     Postretirement benefits other than pensions            28,927     23,406
     Pensions                                               10,828      9,371
     Other liabilities and deferred income taxes            19,520     16,181
                                                           -------    -------
     Total Automotive and Other Operations liabilities     164,764    154,111
     Financing and Insurance Operations
     Accounts payable                                        3,731      4,573
     Liabilities related to assets held for sale            10,990          -
     Debt                                                  253,217    267,757
     Other liabilities and deferred income taxes            29,261     27,790
                                                           -------    -------
     Total Financing and Insurance Operations liabilities  297,199    300,120
                                                           -------    -------
      Total liabilities                                    461,963    454,231
     Minority interests                                      1,039        397
     Total stockholders' equity                             16,734     27,401
                                                           -------    -------
     Total liabilities and stockholders' equity           $479,736   $482,029
                                                           =======    =======


     See footnotes on page 19.